UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 21, 2010

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor		10171
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 24, 2010, Genco Shipping & Trading Limited (“Genco” or the “Company”) executed a Master Agreement with Bourbon SA (“Bourbon”) under which the Company is to purchase 16 drybulk vessels, including two newbuildings, for an aggregate price of $545 million.  The purchases are subject to the completion of customary additional documentation and closing conditions, and the transfer to the Company of time charters attached to certain of the vessels is subject to the charterers’ consent.

Genco intends to retain 13 of the 16 vessels, 12 of which are expected to be delivered to Genco in the third quarter of 2010, with the remaining vessel scheduled to be delivered in the first quarter of 2011.  Genco has determined not to retain three of the 16 vessels, including one newbuilding.  Therefore, upon delivery of these vessels, which is expected in the third and fourth quarters of 2010, Genco plans to immediately resell them at Genco’s aggregate purchase price of approximately $105 million to Maritime Equity Partners LLC (“MEP”), a company controlled by Genco’s Chairman, Peter C. Georgiopoulos. The Company expects to enter into definitive agreements with MEP for this purpose. An independent committee of Genco’s board of directors reviewed and approved this transaction.

Genco plans to finance the acquisition of these vessels using bank debt for approximately 60% of the purchase price, cash on hand, and up to $150 million of capital markets financing in the debt, equity-linked and equity markets, depending on which is more attractive at the time.  Also, under the terms of the Master Agreement, Bourbon will use its best efforts to arrange for certain credit facilities used to finance the vessels to be transferred to Genco.  If Genco does not obtain financing sufficient for the acquisition by July 13, 2010, Genco may cancel the acquisition, subject to payment of a $5 million fee in accordance with the terms and conditions of the agreement.  Genco entered into an escrow agreement with Bourbon and one of its affiliates on June 21, 2010 under which this $5 million amount was placed into escrow.

Item 7.01.	Regulation FD Disclosure.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of a press release of the Company reporting entry into the Master Agreement to acquire the 16 drybulk vessels as described above.

In addition, the Company today disclosed that its projected cash as of June 30, 2010 would be $154.4 million, after giving effect to the payment of an aggregate of $60.6 million in deposits for the Metrostar and Bourbon vessel acquisitions.

The information set forth under this Item 7.01, including Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this presentation are the following: (i) the completion of definitive documentation with respect to time charters; (ii) charterers’ compliance with the terms of their charters in the current market environment; (iii) the fulfillment of the closing conditions under the Company's agreements to acquire a total of 18 drybulk vessels; (iv) the availability and terms of financing for the Company's purchase of the 13 Bourbon vessels; (v) the Company's ability to obtain transfers of the time charters to which certain of the Bourbon vessels are currently subject; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2009 and its reports on Form 10-Q and Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated June 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: June 25, 2010

/s/ John C. Wobensmith
John C. Wobensmith
Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 25, 2010.